EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Fourth Quarter 2014 Net Income Increase of 30% to $8.6 Million and Diluted Earnings Per Share of $0.35

Revenues Increase 6% Driven by Wireless and Cable Customer Growth With Increased Monthly Revenue Per Customer

EDINBURG, Va., Feb. 27, 2015 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company ("Shentel") (Nasdaq:SHEN) announces financial and operating results for the three months and year ended December 31, 2014.

Consolidated Fourth Quarter Results

For the quarter ended December 31, 2014, net income was $8.6 million compared to $6.7 million in the fourth quarter of 2013, due to continued growth primarily in the Wireless segment. Operating income was $16.3 million, up 31.3% from the same quarter last year.

Adjusted OIBDA (Operating Income Before Depreciation and Amortization) increased 17.8% to $34.2 million in the fourth quarter of 2014 from $29.0 million in the fourth quarter of 2013.  Total revenues were $82.8 million, an increase of 6.2% compared to $78.0 million for the 2013 fourth quarter. Revenues increased as a result of wireless subscriber growth and improved prepaid product mix. Additionally, cable segment revenues increased related to an increase in RGU (revenue generating unit) counts and customers selecting higher-priced digital TV and higher-speed data packages. Total operating expenses were $66.5 million in the fourth quarter of 2014 compared to $65.5 million in the prior year period.

President and CEO Christopher E. French commented, "This was a strong quarter for the Company, culminating a year of solid organic revenue growth with enhanced profitability and cash flow. After a period of increased capital expenditures to upgrade our cable network and our wireless network to state-of-the-art 4G capabilities, existing and new customers embraced the higher quality service we offered in 2014. The enhanced profitability enabled us to further improve our strong balance sheet, providing a solid foundation for long-term growth."

Consolidated Full Year Results

For the year ended December 31, 2014, net income was $33.9 million or $1.39 per diluted share, compared to $29.6 million or $1.23 per diluted share in 2013, due primarily to continued growth in the Wireless segment. Operating income was $61.9 million, up 11.8% from last year's $55.4 million. Adjusted OIBDA increased 11.4% to $132.1 million in 2014 from $118.6 million in 2013.

Total revenues were $326.9 million, an increase of 5.8% compared to $308.9 million for 2013. Revenue increases resulted from subscriber growth, increased fees and prices and improved product mix in both the Wireless and Cable segments. Total operating expenses were $265.0 million in 2014 compared to $253.5 million in the prior year.

Wireless Segment

Service revenues in the wireless segment increased 3.1% to $48.0 million as compared to the fourth quarter of 2013. Postpaid service revenues increased $1.4 million or 2.6% due to 5.4% growth in average customers partially offset by lower service revenues on shared plan accounts and customers selecting leasing and installment billing programs for handsets. Postpaid costs, discounts and write-offs increased $0.6 million. Overall, net postpaid revenues increased $0.8 million.   During the fourth quarter, net prepaid service revenues grew $0.6 million, or 6.0%, due to improved product mix and a 7.6% growth in average pre-paid customers as compared to the same period of 2013.

During the fourth quarter of 2014, net additions to postpaid subscribers were 4,891, a decrease compared to the fourth quarter of 2013's record high of 6,054 postpaid subscriber additions. Net additions to prepaid subscribers were 5,036 during fourth quarter 2014, compared to 4,378 in the fourth quarter of 2013, an increase of 15.0%.

Fourth quarter operating expenses in the Wireless segment increased $1.5 million overall.

Fourth quarter adjusted OIBDA in the wireless segment was $26.4 million, an increase of $3.3 million or 14.4% from the fourth quarter of 2013.

"We experienced solid growth in our wireless segment with increased customers for our post and pre-paid offering as a result of our upgraded network, leveraging Sprint's national marketing and providing high quality local customer service. As we announced previously, discounting is currently prevalent in the industry, resulting in declining monthly service fees per customer. These reduced fees, to date, have been offset by reduced handset subsidies as a result of customers choosing to finance handsets under equipment installment billing plans. Under our agreement with Sprint, both the revenue and cost of goods sold related to equipment installment sales and leases are recorded on the books of Sprint. Further pricing reductions, as well as changes in the ratio of new customers without handset subsidies relative to existing customers at lower monthly billing rates, could result in a modest reduction in our wireless net operating margin."

Cable Segment

Service revenue in the cable segment increased $1.8 million due to 6.9% growth in average RGUs (the sum of voice, data, and video users), video price increases driven by rising programming costs, and customers selecting higher speed data access packages and higher priced digital TV services. Operating expenses increased by $2.9 million in fourth quarter 2014 over fourth quarter 2013.

Revenue generating units totaled 121,716 at the end of the fourth quarter of 2014, an increase of 6.9%.

Adjusted OIBDA in the cable segment for fourth quarter 2014 was $4.3 million, up 21.8% from $3.5 million in the fourth quarter of 2013.

Mr. French stated, "Performance in our cable segment continued to improve as demand for our high speed internet and voice services outpaced the anticipated decrease in video subscribers. Our updated cable network delivers a level of high speed and reliability typically only seen in larger metropolitan markets. Our Field Operations and our Call Centers are staffed by trained experts from the community, and our quality service has become a cornerstone to this segment's improved performance."

Wireline Segment

Operating income for the wireline segment was $3.2 million as compared to $2.9 million in fourth quarter 2013. Access lines at December 31, 2014, were 21,612, compared to 22,106 at December 31, 2013. Fiber revenue for the quarter was $8.4 million, an increase from $7.1 million for the same quarter last year, due to additional leasing of fiber backhaul facilities to new and existing customers. Adjusted OIBDA for the wireline segment for fourth quarter 2014 increased 7.5% to $6.3 million, as compared to $5.9 million in fourth quarter 2013, primarily as a result of the higher fiber revenue.

Other Information

Capital expenditures were $17.0 million in the fourth quarter of 2014, compared to $36.2 million in the comparable 2013 period.

Cash and cash equivalents as of December 31, 2014 were $68.9 million, compared to $38.3 million at December 31, 2013. Total outstanding debt at December 31, 2014 totaled $224.3 million compared to $230.0 million last year. The Company began making quarterly principal payments of $5.75 million on its debt in December 2014. At December 31, 2014, debt as a percent of total assets was 36.2%. The amount available to the Company through its revolver facility was $50 million as of December 31, 2014.

"Our already strong balance sheet improved further over the course of the year, providing enhanced liquidity and a solid foundation upon which to continue growing our customer base, capabilities and services," Mr. French concluded.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast on Friday, February 27, 2015, at 9 A.M. Eastern Time.

Teleconference Information:
Friday, February 27, 2015, 9:00 A.M. (ET)
Dial in number: 1-888-695-7639
Password: 89662664
Audio webcast: http://investor.shentel.com/
An audio replay of the call will be available approximately one hour after the call is complete, through March 6, 2015 by calling (855) 859-2056

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States. The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2014	2013
Cash and cash equivalents	$68,917	$38,316
Other current assets	59,407	59,658
Total current assets	128,324	97,974
Investments	10,089	9,332
Net property, plant and equipment	405,907	408,963
Intangible assets, net	68,260	70,816
Deferred charges and other assets, net	6,662	9,921
Total assets	$619,242	$597,006

Current maturities of long-term debt	23,000	5,750
Other current liabilities	36,154	38,244
Long-term debt, less current maturities	201,250	224,250
Total other liabilities	100,492	94,447
Total shareholders' equity	258,346	234,315
Total liabilities and shareholders' equity	$619,242	$597,006

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Operating revenues	$82,810	$77,965	$326,946	$308,942

Cost of goods and services	31,774	32,134	129,743	125,140
Selling, general, and administrative	17,534	17,707	69,370	67,673
Depreciation and amortization	17,176	15,688	65,890	60,722
Total operating expenses	66,484	65,529	265,003	253,535
Operating income	16,326	12,436	61,943	55,407
Other income (expense):
Interest expense	(2,029)	(2,198)	(8,148)	(8,468)
Gain (loss) on investments, net	(127)	231	208	756
Non-operating income, net	535	413	2,031	1,769
Income before income taxes	14,705	10,882	56,034	49,464
Income tax expense	6,056	4,206	22,151	19,878
Net income	$8,649	$6,676	$33,883	$29,586

Basic and diluted income per share:
Net income – Basic	$0.36	$0.27	$1.41	$1.23
Net income - Diluted	$0.35	$0.27	$1.39	$1.23
Weighted average shares outstanding:
Basic	24,120	24,025	24,099	24,001
Diluted	24,415	24,224	24,360	24,115

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a "non-GAAP financial measure" under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; gains and losses on asset sales; and share based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include the following:

  it does not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect gains, losses or dividends on investments;
  it does not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three and twelve months ended December 31, 2014 and 2013:

	Three Months Ended		Twelve Months Ended
(in thousands)	December 31,		December 31,
	2014	2013	2014	2013

Adjusted OIBDA	$34,152	$28,998	$132,144	$118,596

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the three and twelve months ended December 31, 2014 and 2013:

Consolidated:
(in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Operating income	$16,326	$12,436	$61,943	$55,407
Plus depreciation and amortization	17,176	15,688	65,890	60,722
Plus (gain) loss on asset sales	243	532	2,054	784
Plus share based compensation expense	407	342	2,257	1,683
Adjusted OIBDA	$34,152	$28,998	$132,144	$118,596

The following tables reconcile adjusted OIBDA to operating income by major segment for the three and twelve months ended December 31, 2014 and 2013:

Wireless Segment:
(in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Operating income	$18,185	$14,871	$69,882	$64,141
Plus depreciation and amortization	7,949	7,569	31,111	28,177
Plus (gain) loss on asset sales	192	547	(101)	647
Plus share based compensation expense	88	96	475	481
Adjusted OIBDA	$26,414	$23,083	$101,367	$93,446

Cable Segment:
(in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Operating loss	($1,928)	($1,790)	($10,098)	($10,149)
Plus depreciation and amortization	6,113	5,206	23,148	21,202
Plus (gain) loss on asset sales	(28)	(33)	1,500	(59)
Plus share based compensation expense	149	150	848	735
Adjusted OIBDA	$4,306	$3,533	$15,398	$11,729

Wireline Segment:
(in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Operating income	$3,163	$2,883	$15,714	$14,215
Plus depreciation and amortization	2,999	2,903	11,224	11,308
Plus loss on asset sales	80	18	655	195
Plus share based compensation expense	75	72	386	356
Adjusted OIBDA	$6,317	$5,876	$27,979	$26,074

The following table shows selected operating statistics of the Wireless segment as of the dates shown:

	Dec. 31,	Dec. 31,	Dec. 31,
	2014	2013	2012
Retail PCS Subscribers – Postpaid	287,867	273,721	262,892
Retail PCS Subscribers – Prepaid	145,162	137,047	128,177
PCS Market POPS (000) (1)	2,415	2,397	2,390
PCS Covered POPS (000) (1)	2,207	2,067	2,057
CDMA Base Stations (sites)	537	526	516
Towers Owned	154	153	150
Non-affiliate Cell Site Leases (2)	198	217	216
Gross PCS Subscriber Additions – Postpaid	72,891	66,558	69,124
Net PCS Subscriber Additions – Postpaid	14,146	10,829	14,272
PCS Average Monthly Retail Churn % - Postpaid (3)	1.76%	1.75%	1.79%
Gross PCS Subscriber Additions – Prepaid	74,838	76,416	72,793
Net PCS Subscriber Additions – Prepaid	8,115	8,870	21,077
PCS Average Monthly Retail Churn % - Prepaid (3)	4.00%	4.24%	3.67%

1) POPS refers to the estimated population of a given geographic area and is based on information purchased from third party sources. Market POPS are those within a market area which the Company is authorized to serve under its Sprint PCS affiliate agreements, and Covered POPS are those covered by the Company's network. Covered POPS increased in 2014 primarily as a result of the Company's deployment of the 800 megahertz spectrum at existing cell sites.
2) The decrease from December 31, 2013 is primarily a result of termination of Sprint iDEN leases associated with the former Nextel network.
3) PCS Average Monthly Retail Churn is the average of the monthly subscriber turnover, or churn, calculations for the period.

The following table shows selected operating statistics of the Wireline segment as of the dates shown:

	Dec. 31,	Dec. 31,	Dec. 31,
	2014	2013	2012
Telephone Access Lines	21,612	22,106	22,342
Long Distance Subscribers	9,571	9,851	10,157
Video Customers	5,692	6,342	6,719
DSL Subscribers	12,742	12,632	12,611
Fiber Route Miles	1,556	1,452	1,420
Total Fiber Miles (1)	86,801	84,600	83,642

1) Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles. Fiber counts were revised following a review of fiber records in the fourth quarter of 2014.

The following table shows selected operating statistics of the Cable segment as of the dates shown:

	Dec. 31, 2014	Dec. 31, 2013	Dec. 31, 2012

Homes Passed (1)	171,589	170,470	168,475
Customer Relationships (2)
Video customers	49,247	51,197	52,676
Non-video customers	22,051	18,341	15,709
Total customer relationships	71,298	69,538	68,385
Video
Customers (3)	52,095	53,076	54,840
Penetration (4)	30.4%	31.1%	32.6%
Digital video penetration (5)	65.9%	49.2%	39.5%
High-speed Internet
Available Homes (6)	171,589	168,255	163,273
Customers (3)	51,359	45,776	40,981
Penetration (4)	29.9%	27.2%	25.1%
Voice
Available Homes (6)	168,852	163,282	154,552
Customers (3)	18,262	14,988	12,262
Penetration (4)	10.8%	9.2%	7.9%
Revenue Generating Units (7)	121,716	113,840	108,083
Fiber Route Miles	2,834	2,636	2,155
Total Fiber Miles (8)	72,694	69,296	56,030

1) Homes and businesses are considered passed ("homes passed") if we can connect them to our distribution system without further extending the transmission lines. Homes passed is an estimate based upon the best available information.
2) Customer relationships represent the number of customers who receive at least one of our services.
3) Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer. Where services are provided on a bulk basis, such as to hotels, universities and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.
4) Penetration is calculated by dividing the number of customers by the number of homes passed or available homes, as appropriate.
5) Digital video penetration is calculated by dividing the number of digital video customers by total video customers. Digital video customers are video customers who receive any level of video service via digital transmission. A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video customer.
6) Homes and businesses are considered available ("available homes") if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.
7) Revenue generating units are the sum of video, voice and high-speed internet customers.
8) Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles. Fiber counts were revised following a review of fiber records in the fourth quarter of 2014.
CONTACT: Shenandoah Telecommunications, Inc.
         Adele Skolits
         CFO and VP of Finance
         540-984-5161
         Adele.skolits@emp.shentel.com

         Or

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         203-972-9200
         jnesbett@institutionalms.com